Exhibit 10.17

SUNRISE EXPANSION PRECEDENT AGREEMENT

This Precedent Agreement (“Agreement”) is effective as of this 30th day of May of 2013 and is between Equitrans, L.P. (“Equitrans” or “Transporter”) and EQT Energy, LLC (“Shipper”).  Transporter and Shipper are also referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Transporter is a provider of interstate natural gas transmission services; and

WHEREAS, Transporter is responsible for the operation of the Sunrise Pipeline under a lease agreement with Sunrise Pipeline, LLC, which is the owner of the Sunrise Pipeline.

WHEREAS, Transporter has determined it can modify and expand the Sunrise Pipeline, or cause the same to be modified and expanded in order to provide additional firm transmission (hereinafter referred to as “the Project”); and

WHEREAS, the Project will be subject to the jurisdiction of the Federal Energy Regulatory Commission (“FERC”) and Transporter will be seeking authority for the construction and operation of the Project and to provide services on the Project facilities; and

WHEREAS, Shipper has indicated an interest in entering into a binding agreement for the transportation of natural gas by Transporter on capacity made available by the Project pursuant to the terms and conditions described in this Precedent Agreement;

NOW, THEREFORE, in consideration of the following mutual covenants and agreements, and intending to be legally bound, Transporter and Shipper agree as follows:

1.                                    Facilities.  Transporter agrees, subject to the satisfaction of the conditions precedent set forth below, to create additional capacity on the Sunrise Pipeline through the modification and expansion of the Sunrise Pipeline’s facilities located within the Marcellus fairway in West Virginia and Pennsylvania (such additional capacity to be referred to as the “Project Capacity”).

(a)                               The Project is expected to provide in aggregate approximately 640,000 Dth per day of new firm transportation capacity and is expected to involve the installation of approximately 12,913 horsepower of compression at Equitrans’ Jefferson Compressor Station.

(b)                              The primary firm receipt and delivery points and the associated maximum daily quantities expected to be available to Shipper for the Project are set forth on Exhibit 1 to this Agreement.

(c)                               Transporter will be responsible for the acquisition, design, construction, installation, rights of way, and permitting of the facilities that may be necessary for Transporter to provide the services specified in this Agreement and in accordance with the terms and conditions of this Agreement.

(d)                             Shipper shall be responsible for making all construction arrangements with, and/or acquiring any services from, upstream and downstream pipelines that may be necessary for Shipper to utilize the Project Capacity. Shipper’s failure to have in place adequate upstream or downstream facilities or arrangements shall not relieve Shipper of its obligations under this Agreement.

2.                                    Level of Service, Term, and Rates for Service.

(a)                               Shipper commits to receive from and to pay to Transporter for firm transportation service capacity as set forth below:

Capacity Subscription Table

Rate Schedule FTS Agreement “MDQ Effective Date”	Maximum Daily Quantity (Dth / Day)	MDQ Term
September 1, 2014	295,000 Dth / Day	10 years

The “Anticipated Service Date” shall be the date by which Transporter anticipates the Project will be placed into service.  The “Service Commencement Date” shall be the date the Project commences service, whether before or after the Anticipated Service Date. The Anticipated In-Service Date for the Project is September 1, 2014.  The Service Commencement Date for the Project shall be the first day of the month immediately following the date on which Transporter is authorized by FERC to commence service and Transporter is first able, in its judgment, to render service to Shipper utilizing the Project capacity.  To the extent the Service Commencement Date is not September 1, 2014, the MDQ Effective Dates shown in the Capacity Subscription Table above shall be adjusted accordingly; provided, the MDQ Terms and total contract length of ten years will remain the same.

(b)                              The Parties shall execute and deliver the Transportation Service Agreement applicable to Firm Transportation Service under Rate Schedule FTS (“Service Agreement”) set forth in Transporter’s FERC Gas Tariff, subject only to such modifications as are necessary to reflect the terms set forth in this Agreement and any conditions imposed by FERC in its authorization of the Project.

(i)        Once Transporter has obtained any requisite FERC authorizations to construct and operate the Project or FERC requires Transporter to demonstrate contractual support for the Project and prior to the Service Commencement Date, Transporter shall have the right to require Shipper to execute and to deliver, and Shipper agrees to execute and to deliver, the applicable Service Agreement for the Project Capacity subscribed pursuant to this Agreement promptly, but no later than, within ten (10) business days of receipt of such Service Agreement.

(ii)       The Service Agreement shall become effective upon the Service Commencement Date of the Project.

(iii)     The Contract Term for the Service Agreement shall be ten (10) years from the Service Commencement Date.

(c)                               Transporter will only pursue the Project on a negotiated rate basis. The negotiated rate, expressed as a monthly reservation rate and a usage rate, shall be as follows:

Rate Table

Monthly Reservation Rate	$7.604 / MDQ
Usage Rate	$0.00 / Dth
Overrun Rate	$0.25 / Dth

(d)                             In addition to the rates listed in the Rate Table above, Shipper shall pay:

(i)  For gas delivered to off system interstate markets, (A) a retention rate to recover actual fuel usage and actual lost and unaccounted for gas;   and (B) all surcharges generally applicable in accordance with Transporter’s FERC Gas Tariff, as it may be in effect from time to time, with the exception of the Pipeline Safety Cost Rate (PSC).

(ii) For gas delivered to on system markets, (A) the tariff Mainline fuel retention rate; and (B) all surcharges generally applicable in accordance with Transporter’s FERC Gas Tariff, as it may be in effect from time to time, including the Pipeline Safety Cost Rate (PSC).

(iii)  Shipper shall also be subject to any FERC mandated surcharges, imposed by FERC on an industry wide and generally applicable basis to shippers on interstate pipelines. Transporter shall assess the impact of any such FERC proposed surcharge on its Shippers and use commercially reasonable efforts to minimize the application or impact of such surcharge on Transporter’s Shippers, provided that such efforts by Transporter shall not include any obligation on or risk to Transporter of cost responsibility for such surcharge

3.                                    Open Season.

(a)                               Transporter held an open season to obtain firm commitments for the Project from April 18, 2013 through May 2, 2013.   This Agreement shall be deemed a binding bid for Project Capacity in that Open Season.

(b)                              Transporter shall have the right to reduce the Capacity Subscriptions specified in Section 2 of this Agreement if a reduction is necessary, in Transporter’s reasonable discretion, not to be exercised in an unduly discriminatory manner, to comply with any FERC regulation, requirement, directive, or order, or with Transporter’s FERC Gas Tariff.

4.                                    Transporter’s Conditions Precedent.

(a)                               Transporter’s obligations under this Agreement and the Service Agreement are subject  to the satisfaction of the following conditions precedent:

(i)      Transporter’s receipt of binding contractual commitments from creditworthy shippers sufficient, in Transporter’s judgment, to economically justify construction and operation of the Project;

(ii)       Transporter’s determination, in its judgment, that the Project is economically viable, including, without limitation, the ability of Transporter  to acquire all materials, equipment, or contractor services necessary on terms acceptable to Transporter;

(iii)     Transporter’s timely receipt on terms satisfactory to Transporter of  rights of way, permits, licenses, authorizations and regulatory consents, including but not limited to receipt of a FERC authorization, environmental permits and land use or zoning permits, necessary for the construction and operation of the Project (“Authorizations”); and

(iv)     Obtaining any necessary approvals by the appropriate Board of Directors and / or executive officers of Transporter by July 31, 2013.

(b)                              Transporter has the right to determine whether the foregoing conditions precedent have been satisfied or whether to waive any conditions precedent.

(c)                               If any of the aforementioned conditions precedent is not met, or if the condition stated in section 5(a)(i) or the obligation stated in section 7(a) is not met by Shipper on or before the date that is thirty (30) days after the date of Shipper’s execution of this Agreement, Transporter shall have the right to provide written notice to Shipper of its intention to terminate this Agreement.  Such notice shall designate all conditions precedent or obligations of Shipper that have not been satisfied.  In the event of termination by Transporter due to Shipper’s failure to satisfy or waive a condition or meet an obligation, unless all such conditions or obligations of Shipper are satisfied within thirty (30) days after the receipt of such notice from Transporter or the Parties mutually agree otherwise in writing, this Agreement shall terminate effective upon the expiration of said thirty (30) day period, without any liability on the part of Transporter to Shipper.

5.                                    Shipper’s Conditions Precedent.

(a)                               Shipper’s obligations under this Agreement and the Service Agreement are subject  to the satisfaction of the following conditions precedent:

(i)                        Obtaining any necessary approvals by the appropriate Board of Managers and / or executive officers of Shipper within thirty (30) days of the execution of this Agreement.  Shipper shall promptly confirm by written notice any disapproval by Shipper’s Board of Managers or executive officers within two (2) business days of the decision. If approval has not been obtained within thirty (30) days of execution of this Agreement, Shipper shall promptly give notice of termination, which shall be effective on the date of its notice to terminate (“Termination Date”).

6.                                    Transporter’s Obligations.

(a)                               Transporter agrees to use commercially reasonable efforts to timely seek the contractual and property rights, financing arrangements and regulatory approvals, including the necessary authorizations from FERC, as may be necessary to construct and operate the Project so as to provide firm transportation service to Shipper consistent with the terms and conditions in this Agreement.  Transporter shall have the right to terminate this Agreement, in its judgment, if FERC attaches any material conditions to Transporter’s authority to construct, modify, own or operate any aspect of the Project.

Once construction of Project has commenced, Transporter shall provide Shipper monthly written updates on the progress of the Project, including updates regarding the Anticipated Service Date.  Shipper will use commercially reasonable efforts to provide Shipper thirty (30) days advanced notice of the Service Commencement Date.

7.                                    Shipper’s Obligations.

(a)                               Shipper shall execute and deliver the Credit Agreement in the form attached as Exhibit 2 within thirty (30) days of the execution of this Precedent Agreement.  If Shipper does not satisfy Transporter’s creditworthiness requirements within such thirty (30) day period, Transporter may terminate this Agreement in accordance with section 4(c).  Shipper shall continue to meet Transporter’s creditworthiness requirements during the term of this Agreement.

(b)                              Upon the Service Commencement Date, Shipper agrees to pay the charges set forth in Section 2 above pursuant to the Service Agreement.

(c)                               Shipper agrees to cooperate with Transporter as may be reasonably requested by Transporter in the preparation and filing of Transporter’s applications for authorizations and to support such applications of Transporter provided that such Transporter applications are not inconsistent with this Agreement.

(d)                             Shipper agrees to apply for, and will seek with due diligence to obtain, any regulatory authorizations it deems necessary for it to utilize the Project.

8.                                    Termination.

(a)                               If the Service Commencement Date has not occurred by September 1, 2016, Shipper shall have the right to provide written notice to Transporter of its intention to terminate this Agreement, the Credit Agreement and the Service Agreement (if executed).  Unless all such Service Commencement Date has occurred within ninety (90) days after the receipt of such notice from Transporter or the Parties mutually agree otherwise in writing, this Agreement shall terminate effective upon the expiration of said ninety (90) day period, without any liability on the part of Shipper to Transporter.

(b)                              In the event Shipper terminates this Agreement for any reason other than as provided by this Agreement or because of a material breach by Transporter, or Transporter terminates this Agreement because of a material breach by Shipper,  Shipper shall reimburse Transporter for Shipper’s proportionate share of direct costs incurred by Transporter in connection with the Project, including all costs incurred for  permits, licenses, regulatory authorizations, rights of way, surveys, engineering designs, construction, pipeline, materials, equipment, and cancellation charges.

(c)                               Unless terminated sooner pursuant to the terms in this Agreement, the Agreement shall terminate upon the Service Commencement Date.

9.                                    Assignment.  Any entity which shall succeed either Shipper or Transporter by purchase or by merger or consolidation, substantially or entirely, shall be entitled to the rights and subject to the obligations of its predecessor under this Agreement.  Other than as set forth in the preceding sentence, neither Party may assign its rights or obligations without the prior written consent of the non-assigning Party, which consent shall not be unreasonably withheld as long as, in the event of assignment by Shipper, (i) the assignee meet’s Transporter’s creditworthiness standards set forth in the Credit Agreement on Exhibit 2, (ii) Shipper remains liable for any and all financial obligations arising under this Precedent Agreement; and, (iii) such assignment is permitted pursuant to FERC rules, regulations or applicable precedent.

10.                            Representations and Warranties.  Each Party represents and warrants:

(a)                               It is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is in good standing in each other jurisdiction where the failure to so qualify would have a material adverse effect upon the business or financial condition of such Party.

(b)                              The execution, delivery and performance of this Agreement by such Party does not and will not require the consent of any trustee or holder of any indebtedness, or be subject to or be inconsistent with its other obligations under any other Agreement.

(c)                               No governmental authorization, approval, order, license, permit, franchise or consent, and no registration, declaration or filing with any governmental authority is required on its part in connection with the execution and delivery of this Agreement, except for the governmental approvals described in the Agreement. To the best of its knowledge, there is no pending or threatened action or proceeding affecting it before any court, government authority, or arbitrator that could reasonably be expected to materially and adversely affect its financial condition or operations or its ability to perform its obligations hereunder, or that would affect the legality, validity or enforceability of this Agreement or would otherwise hinder or prevent performance hereunder.

11.                            Force Majeure.

(a)                               In the event that either Party is rendered unable wholly or in part by Force Majeure to carry out its obligations under this Agreement, other than the obligation to make payment of amounts accrued and due hereunder, the obligations of the Party so far as they are affected by such Force Majeure shall be suspended during the continuance of such inability to perform, provided that the affected Party gives proper notice, but for no period longer than the continuation of the inability to perform caused by such Force Majeure; such cause to be remedied with all reasonable dispatch.  Proper notice shall be written notice delivered electronically or otherwise that describes the full particulars of the Force Majeure event.  The settlement of strikes or other labor disturbances shall be in a Party’s sole discretion.

(b)                              The term “Force Majeure” shall include any act, event or circumstance, or any combination thereof that is beyond the reasonable control of the Party whose performance is affected.  The term “Force Majeure” shall include, but shall not be limited to, the following, provided that the act, event or circumstance is beyond the reasonable control of the affected Party: acts of God, flood, fire, lightning, earthquake,  strikes, or other labor disturbances, unavoidable accidents or disruptions (including major equipment breakdown), and failure or delay beyond a Party’s reasonable control in securing necessary materials, equipment, services, facilities, or authorizations or approvals from any governmental authority, or restraint by court order or public authority.

12.                            Modifications or Waivers.  No modification or waiver of the terms and provisions of this Agreement shall be or become effective except by the execution by both Parties of a written amendment.

13.                            Notices.  Notices under this Agreement shall be sent to:

Transporter:	Shipper:

Equitrans, L.P.	EQT Energy, LLC
Attention: Andy Murphy	Attention: Paul Kress
625 Liberty Avenue	625 Liberty Avenue
Pittsburgh, PA 15222	Pittsburgh, PA 15222
Phone: 412 395-3358	Phone: 412 395-3232
e-mail: amurphy@eqt.com	e-mail: pkress@eqt.com

Any notice to be given under this Agreement shall be in writing and delivered personally or mailed by certified mail by courier, or by facsimile.  Notice given by personal delivery, certified mail, or courier shall be effective upon actual receipt.  In the absence of proof of the actual receipt date, notice by personal delivery or courier shall be deemed to have been received on the next business day after it was sent or such earlier time as is confirmed by the receiving Party, and notice given by certified mail shall be deemed to have been received five (5) business days after it was sent or such earlier time as is confirmed by the receiving Party.  Notice given by facsimile shall be effective upon actual receipt if received during the recipient’s normal business hours or at the beginning of recipient’s next business day if received after recipient’s normal business hours.  All notices by facsimile shall promptly be confirmed in writing by certified mail or courier.  Any Party may change any address to which notice is to be given to it by providing written notice.

14.                            Confidentiality.  Due to the competitive nature of the information contained in this Agreement, each Party shall keep the terms of this Agreement confidential, except where disclosure is expressly contemplated or required by law, regulation, or order of any governmental authority, including but not limited to the FERC.

15.                            Miscellaneous.

(a)                               Neither Party shall be liable to the other for any special, indirect, consequential or punitive damages.

(b)                              The exhibits shall be deemed part of this Agreement as though they were embodied in the Agreement.

(c)                               No provision of this Agreement shall be construed as creating any obligations for the benefit of, or rights in favor of, any person or entity other than Transporter or Shipper.

(d)                             No waiver of either Party of any default by the other Party in the performance of any provision, condition or requirement in this Agreement shall be deemed a waiver of, or in any manner release the other Party from, future performance of any other provision, condition or requirement herein, nor shall such waiver be deemed to be a waiver of, or in any manner release the other Party from, future performance of the same provision, condition or requirement.   Any delay or omission of either Party to exercise any right in this Agreement shall not impair the exercise of any such right, or any like right, accruing to it thereafter.

(e)                               This Agreement requires execution by both Parties to create a binding contractual commitment.

(f)                                This terms and provisions in this Agreement are subject to all laws, orders, rules and regulations of any governmental authority having jurisdiction.

SIGNIFYING THE RESPECTIVE PARTIES’ ACCEPTANCE TO THIS AGREEMENT:

Equitrans, L.P.	EQT Energy, LLC

Signature:_/s/ M. Elise Hyland_______	Signature: _/s/ Paul C. Kress__________

Name:_ M. Elise Hyland ____________	Name: _ Paul C. Kress ______________

Title:_Executive Vice President,	Title: _SVP, Capacity Planning Analysis__
Midstream Asset Mgmt & Eng________

EXHIBIT 1

PRIMARY FIRM RECEIPT AND DELIVERY POINTS

Receipt Point *	MDQ Sep 1, 2014
Mark West Mobley	195,000 Dth
Jupiter	100,000 Dth

Delivery Point	MDQ Sep 1, 2014
TETCO Jefferson	295,000 Dth

*Receipt Point MDQs do not include quantities required for retainage.

EXHIBIT 2

CREDIT AGREEMENT